Exhibit 99.1

VICOR TECHNOLOGIES REVIEWS POSITIVE DEVELOPMENTS FOR ITS RISK

STRATIFICATION DEVICE FOR SUDDEN CARDIAC DEATH AND

COLLABORATION WITH U.S. ARMY FOR TRAUMA AND

EMERGENCY RESPONSE AT ANNUAL MEETING

Intends To Apply for and Receive FDA 510(k) Approval in 2008

Boca Raton, FL – June 18, 2008 - Vicor Technologies, Inc. (OTCBB: VCRT), reviewed strategies and developments to (i) commercialize its patented device, the PD2i Cardiac Analyzer, for risk stratification of patients for Sudden Cardiac Death (SCD); (ii) its collaboration with the U.S. Army to assess severity of injury, and probability of survival, for critically injured combat casualties and critically ill civilian patients and (iii) other milestones at its Annual Meeting of Stockholders held today in Boca Raton, Florida.

Vicor President and CEO, Mr. David H. Fater, discussed the exciting, and rapid, developments with the U.S. Army’s Institute of Surgical Research, since signing a Collaborative Research and Development Agreement in January 2008,.

Importantly, Mr. Fater noted that this effort could lead to a U.S. FDA 510(k) device approval late this year of Vicor’s PD2i to triage wounded soldiers which can also be used in both military and civilian applications in the assessment of trauma victims, which would be a significant milestone in Vicor’s history.

The collaborative effort is envisioned to lead to the development of new comprehensive decision support tools, and or devices that may incorporate the PD2i algorithm alone, or in association with other metrics currently under investigation, with the goal to monitor, assess status and predict outcome in critically injured humans. The study is entitled “Prediction of Injury Severity and Outcome in the Critically Ill Using the Point Correlation Dimension Algorithm.”

Mr. Fater discussed with shareholders management’s strategies to maintain Vicor ‘s state-of-the-art platform technology leadership in risk stratification diagnosis, and to position the company to initiate commercialization of its PD2i device for trauma and emergency response in 2008, anticipating FDA 510(k) approval. Vicor would also seek to get CE Mark approval in the European Union for the PD2i.

The status of Vicor’s progress of its VITAL Trial, to risk stratify individuals for Sudden Cardiac Death (SCD), and the related application seeking FDA 510(k) approval for its PD2i Cardiac Analyzer was reviewed in detail. Vicor believes its PD2i accurately risk stratifies patients who are at high or low risk of suffering SCD within a six-month time frame, and who may need a costly Implantable Cardioverter Defibrillator (ICD).

Mr. Fater emphasized that the issue of ICD implantation and risk stratification is extremely important to the Company since Vicor is confident it is in the right place at the right time with the PD2i Cardiac Analyzer. He offered as support a recent Wall Street Journal article in which a Duke University cardiologist described the diagnostic situation for SCD as in ‘chaos’.

In order to solidify Vicor’s place in risk stratification technology, four new members have been added to Vicor’s Scientific Advisory Board (SAB) since July 2007 when Vicor became a public company.

In October, Edward F. Lundy, M.D., Ph.D., a Cardiothoracic Surgeon with a Ph.D. in Physiology, with a primary focus on altered-state physiologies such as hibernation joined the SAB. Mr. Fater noted his background in both cardiology and altered-state physiologies provides him with a unique perspective with which to assist Vicor in the expansion of several of its platform technologies.

In April 2008, Dr. Robert Hauser, Senior Consulting Cardiologist at the Minneapolis Heart Institute and Chairman of the Cardiovascular Services Division at the Abbott Northwestern Hospital, joined the SAB. His background includes being the CEO of Cardiac Pacemakers, Inc. from 1988-1992, then a subsidiary of Eli Lilly, later acquired by Guidant Corporation. His background as a physician and inventor of implantable cardiac devices, provides him with a unique perspective with which to assist Vicor in the expansion and commercialization of the PD2i Cardiac Analyzer platform technology. Dr. Hauser holds multiple patents in the field of implantable cardiac devices.

In May, Dr. Jonathan Kaplan, Medical Director for Fidelis Care New York, one of the largest government program-based health plans in New York state, providing managed health care coverage for 350,000 Medicaid, Child Health Plus and Family Health Plus members, joined the SAB. Mr. Fater noted his background, both as a physician and medical director in a managed care environment, provides a unique payor perspective with which to assist Vicor in its commercialization and expansion.

In early June, Mr. Chazanovitz, currently serving as President, CEO and a Director of Alveolus, Inc., a medical device company, and who previously served as CEO of Cambridge Heart, Inc., a publicly traded company and competitor of Vicor, from February 2001-October 2006 also joined the SAB. Mr. Fater noted that his background in the medical device industry, in general, and with Cambridge Heart, in particular, provides Mr. Chazanovitz with a unique perspective with which to assist Vicor in the commercialization and expansion of its platform technology. His advice and insight could make very meaningful contributions, especially in such important areas as the FDA approval process and obtaining reimbursement for physicians.

To further enhance Vicor’s image and recognition within the medical and health care communities, Vicor has published in peer reviewed, professionally accredited journals and publications, various studies with regard to its PD2i technology.

In February, Vicor announced that Therapeutics and Clinical Risk Management had accepted for publication in April 2008 a study titled “Nonlinear Analysis of the Heartbeats in Public Patient ECG’s Using An Automated PD2i Algorithm for Risk Stratification of Arrhythmic Death.” The study enrolled 37 patients (30 of which completed the study) and achieved a sensitivity of 100% and a specificity of 81%.

The study highlighted Vicor’s proprietary PD2i Analyzer technology and demonstrated the ability to accurately risk stratify patients into those who require Implantable Cardioverter Defibrillator (ICD) intervention and those who do not.

In May, Vicor announced that Therapeutics and Clinical Risk Management also accepted for publication in its August 2008 issue, positive results of a clinical study conducted by the Company titled “Risk Stratification for Arrhythmic Death in an Emergency Department Cohort: a new method of nonlinear PD2i analysis of the ECG.”

The study enrolled 918 patients (876 of which completed the study) in six emergency departments. The study achieved a sensitivity of 96% and a specificity of 85% with a negative predictive value of 99%, for the PD2i Cardiac Analyzer.

Mr. Fater, stated the study further increased the company’s high degree of confidence that the pivotal VITAL Trial will be successfully completed and serve as the basis for Vicor to obtain FDA clearance through the 510(k) process at the conclusion of the trial.

In October, 2007, Vicor announced issuance of its fourth patent entitled “Method and system for detecting and/or predicting cerebral disorders.” Issuance of this patent expanded Vicor’s future product portfolio and validated its platform technology. Importantly, it will also serve as the catalyst for the commencement of a pilot study for the early detection of Alzheimer’s Disease to be conducted in collaboration with Florida Atlantic University and their Louis and Anne Green Memory and Wellness Center. The study is anticipated to commence during 2008, and other applications covered by this patent may also be initiated in the near future.

The Company continues to seek patent protection for its platform technologies, and anticipates additional patents to be issued in the future.

To strengthen its financial position, in April the Company announced the conversion of $2,998,000 of its corporate debt into shares of its common and preferred stock and warrants to purchase shares of its common stock. Mr. Fater noted the Company was pleased it was able to substantially reduce its outstanding indebtedness and increase its equity through this exchange and conversion. He indicated management of Vicor appreciated the confidence in the Company’s future that stockholders expressed by their conversion and exchange of indebtedness for additional equity.

Mr. Fater, on behalf of Vicor management, expressed confidence that the Company would be successful in its efforts to receive FDA approval of its PD2i technology during 2008 for trauma and introduce the PD2i device for commercialization shortly thereafter.

About Sudden Cardiac Death (SCD)

SCD is the leading killer in the U.S. with over 500,000 annual deaths. It is a fatal arrhythmic event and is different than a heart attack. A heart attack is analogous to a plumbing problem, where the blood supply to a part of the heart is choked off, leading to the death of that portion of the heart muscle. SCD is theorized to be caused by a breakdown of the normal neurological communication pattern between the heart and brain, more like an electrical problem, which can lead to a rapid, life threatening heart rhythm that is usually fatal within minutes, if untreated. It is swift, unexpected, and often has no advance warning or symptoms.

About Vicor Technologies, Inc.

Vicor’s medical device, the PD2i Cardiac Analyzer, is based on a patented, proprietary algorithm. Vicor believes the PD2i Cardiac Analyzer accurately risk stratifies patients who are at high or low risk of suffering a fatal arrhythmic event or SCD within a six-month time frame.

Vicor’s PD2i Cardiac Analyzer addresses a significant health care issue involving a patient cohort of at least 12,000,000 patients. This patient cohort is composed of the MADIT-II (Multicenter Automatic Defibrillator Implantation Trial II)/SCD-HeFT (Sudden Cardiac Death in Heart Failure Trial) patient population. Many in this patient cohort may need an Implantable Cardioverter Defibrillator (ICD) as life saving therapy.

However, recent registry studies have noted that over 70% of implanted ICD’s never have an appropriate firing. This over-implantation has led to a substantial and unnecessary medical cost burden. There is also the risk of not identifying patients who need this life-saving therapy because current criteria do not provide physicians the ability to accurately risk stratify their patients.

The PD2i Cardiac Analyzer contains the patented PD2i algorithm which provides a method for evaluating electrophysiological potentials with a high sensitivity and high specificity used to predict future pathological events i.e. fatal cardiac arrhythmias. The PD2i algorithm detects deterministic, low-dimensional excursions in nonstationary heartbeat intervals. The PD2i algorithm uses an analytic measure that is deterministic and nonlinear. It is based on caused variation in data; does not require data stationarity and actually tracks nonstationary changes in the data. It is sensitive to chaotic as well as nonchaotic linear data.

The appearance of name-brand institutions or products in this media release does not constitute endorsement by the U.S. Army Medical Research and Materiel Command, the Department of the Army, Department of Defense or the U.S. Government of the information, products or services contained therein.

For more information visit the Vicor Technologies web site www.vicortech.com.

About the VITAL Trial

The FDA, in a pre-Investigational Device Exemption (IDE) meetings, agreed to the final PD2i protocol and study design for the pivotal VITAL study. Target Health, Inc., a full service contract research organization based in New York, is responsible for developing the electronic case report form to permit the gathering of patient data via the Internet, and will be responsible for preparing and submitting Vicor’s 510(k) application.

Vicor’s VITAL Trial (acronym for “Prospective, Multi-Center Study of the Ability of the PD2i Cardiac Analyzer to Predict Risk of VentrIcular TachyArrhytmic Events such as Sudden Cardiac Death (SCD), VentricuLar Fibrillation (VF) or Ventricular Tachycardia (VT) in High Risk Patients”) was initiated in August 2006 and is being conducted by Harvard Clinical Research Institute (HCRI) which is responsible for the overall coordination and monitoring of the trial. The Principal Investigator for the VITAL trial is Matthew R. Reynolds, M.D., M.Sc., from HCRI and the Boston V.A. Medical Center.

Caution Regarding Forward-Looking Statements

Forward-looking statements in this press release are based on current plans and expectations that are subject to uncertainties and risks, which could cause our future results to differ materially. The following factors, among others, could cause our actual results to differ: (i) our ability to continue to receive financing sufficient to complete the VITAL Trial and other critical clinical trials; (ii) the uncertainty of successful completion of the VITAL Trial and other clinical trials or adverse results in any of these trails, (iii) our ability to obtain FDA approval of the PD2i Cardiac Analyzer (“Analyzer”) for trauma, emergency and other applications specified in the 501(k) application; (iv) even, if we obtain FDA approval of the Analyzer, our ability to obtain approval by our projected date of late 2008; (v) our ability to continue as a going concern; (vi) our ability to successfully develop and commercialize the Analyzer and other products based on our technologies; (vii) our ability to market and sell the Analyzer and other products; (viii) our ability to achieve broad market acceptance of the Analyzer and other products; (ix) the impact of competitive products and pricing; (x) our ability to receive any other required regulatory approval for our products (in addition to FDA approval); (xi) the ability of third-party contract research organizations to complete the VITAL Trial and other clinical trials for our technologies; (xii) our ability to retain the services of our key personnel; (xiii) our ability to protect our intellectual property; (xiv) our ability to obtain product liability insurance and legal issues related to product liability for medical device products; (xv) general market conditions in the medical device and pharmaceutical industries; and (xvi) other factors identified in our Annual Report on Form 10-K for the year ended December 31, 2007 under “Risk Factors”, which is on file with the SEC and available at www.edgar.com and subsequent filings with the SEC. Forward-looking statements in this press release speak only as of the date of the press release, and we assume no obligation to update forward-looking statements or the reasons why actual results could differ.

Release 08-09

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INVESTOR CONTACT:	COMPANY CONTACT:
Andrew Brown / Mike Dodge	David H. Fater, President & CEO
ROI Associates	Vicor Technologies, Inc.
212.495.0201 / 212.495.0744	800.998.9964
abrown@roiny.com	www.vicortech.com
mdodge@roiny.com